Exhibit 99.1

For more information, contact:
Douglas D. Hommert, Executive
Vice President, Secretary and Treasurer
314-854-8520

FOR IMMEDIATE RELEASE

FutureFuel Corp. Appoints New Officers

ST. LOUIS – On September 1, 2010, FutureFuel Corp. (OTC: FTFL) (the “Company”) announced the appointment of Samuel W. Dortch as the executive vice president and general manager of the Company’s wholly-owned subsidiary, FutureFuel Chemical Company.  Mr. Dortch was the vice president - operations services of FutureFuel Chemical Company between July 30, 2007 and October 14, 2007 and has been senior vice president - operations since October 15, 2007.  In 1972, Mr. Dortch joined Eastman Chemical Company’s technical services division in Kingsport, Tennessee as a development chemical engineer.  Prior to 2004, he served in numerous management positions in Kingsport, Batesville and at Eastman Kodak’s Kirby, England facility.  In 2004, Mr. Dortch became manager of research and development at the Batesville plant and director of research and development in December 2006.

The Company also announced the resignation of Benjamin Ladd as FutureFuel Chemical Company’s chief financial officer effective September 30, 2010.  Mr. Ladd resigned for family purposes, but has agreed to assist the Company in transitioning his position.  The Company announced that it is grateful for Mr. Ladd’s past services and wished Mr. Ladd success in his future endeavors.

The Company has commenced a search for a permanent replacement to Mr. Ladd.  The Company appointed Martin A. Rector as FutureFuel Chemical Company’s interim chief financial officer, effective September 1, 2010.  Mr. Rector, age 46, is a certified public accountant who has worked for Apex Oil Company, Inc., an affiliate of the Company controlled by the Company’s chairman, Mr. Paul A. Novelly, since January 2009.  Mr. Rector was a managing director at the St. Louis, Missouri office of CBIZ, a professional services company, between January 2007 and December 2008.  Prior to working for CBIZ, Mr. Rector was an executive on the finance team at Center Oil Company, headquartered in St. Louis, Missouri, and its affiliate, Center Ethanol Company.  Mr. Rector received a B.S. in Accounting from the University of Missouri in 1986.  During such time as Mr. Rector acts as interim chief financial officer, Mr. Rector will stay on the payroll of Apex Oil, and Apex Oil will not charge the Company for Mr. Rector’s services.  There is no arrangement or understanding between Mr. Rector and any other person pursuant to which Mr. Rector was or is to be selected as an officer.  There is no family relationship between Mr. Rector and any of the Company’s executive officers and directors.  Prior to his appointment as interim chief financial officer, Mr. Rector periodically provided tax advice to the Company’s financial management team, but otherwise has not been involved in any transaction, or proposed transaction, with the Company or any of the Company’s subsidiaries.

FutureFuel Corp. was created in 2005 as a special purpose acquisition vehicle to acquire companies and make a notable impact in the biofuel and fuel industries.  In October 2006, the Company purchased FutureFuel Chemical Company (formerly named “Eastman SE, Inc.”), the owner and operator of a chemical and biodiesel manufacturing facility located near Batesville, Arkansas.  Since then, the Company has worked to become a leader in the U.S. biofuel industry, while maintaining the Batesville facility’s status as a world-class specialty chemical manufacturer.

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